Exhibit 10.2

Seres Therapeutics, Inc.

Non-Employee Director Compensation Program

(as amended effective March 19, 2024) (the “Effective Date”)

Non-employee members of the board of directors (the “Board”) of Seres Therapeutics, Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board (other than the determination by the Compensation and Talent Committee of the number of Shares subject to an Initial Award as set forth in Section II(A)), to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors. No Non-Employee Director shall have any rights hereunder, except with respect to stock options granted pursuant to the Program.

I. Cash Compensation

A. Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $45,000 for service on the Board.

B. Additional Annual Retainers. In addition, each Non-Employee Director shall receive the following annual retainers:

1. Chairman of the Board or Lead Independent Director. A Non-Employee Director serving as Chairman of the Board or Lead Independent Director shall receive an additional annual retainer of $35,000 for such service.

2. Audit Committee. A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $20,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Audit Committee shall receive an additional annual retainer of $10,000 for such service.

3. Compensation and Talent Committee. A Non-Employee Director serving as Chairperson of the Compensation and Talent Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Compensation and Talent Committee shall receive an additional annual retainer of $7,500 for such service.

4. Nominating and Corporate Governance Committee. A Non-Employee Director serving as Chairperson of the Nominating and Corporate Governance

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Committee shall receive an additional annual retainer of $10,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Nominating and Corporate Governance Committee shall receive an additional annual retainer of $5,000 for such service.

5. Research and Clinical Development Committee. A Non-Employee Director serving as Chairperson of the Research and Clinical Development Committee shall receive an additional annual retainer of $15,000 for such service. A Non-Employee Director serving as a member other than the Chairperson of the Research and Clinical Development Committee shall receive an additional annual retainer of $7,500 for such service.

C. Payment of Retainers. The annual retainers described in Sections I(A) and I(B) shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section I(B), for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

D. Annual Retainer Election.

1. Election. Prior to 5:00 p.m. Eastern time on (a) April 30, 2024 for the first Service Year (as defined below) commencing after the Effective Date (the “Initial Service Year”) and (b) for each Service Year after the Initial Service Year, December 31 of the immediately preceding Service Year (in each case, the “Election Deadline”), by delivery to the Company of a written election in a form provided by the Company (an “Election”), a Non-Employee Director may elect to receive payment of the entire annual retainer payable to the Non-Employee Director pursuant to Sections I(A) and, if applicable, I(B)(1) for services performed during the period beginning on July 1 occurring after the Election Deadline and ending on June 30 of the following calendar year (each such period, a “Service Year”) in the form of one or more options (each, an “Elective Option”) to purchase shares of the Company’s common stock (“Shares”) as set forth in this Section I(D) and Section II(D) rather than in cash in accordance with Section I(A) and I(B)(1). A Non-Employee Director who makes an Election will be granted a separate Elective Option for the annual retainer in Section I(A) and for the annual retainer in Section I(B)(I) that such Non-Employee Director would, as of the applicable Issue Date (defined below), otherwise have been entitled to receive under this Program in cash for service on the Board during the applicable Service Year.

2. Terms of Elective Option. Each Elective Option will be granted automatically, without further action of the Board, on July 1 occurring after the Election Deadline (such date, the “Issue Date”), under and subject to the terms of the Company’s 2015 Incentive Award Plan or any other applicable Company equity incentive plan then maintained by the Company (the “Equity Plan”) and an award agreement, including attached exhibits, in substantially the form previously approved by the Board. The number of Shares subject to an Elective Option granted to a Non-Employee Director on the Issue Date will be determined by dividing (i) the cash amount of the annual retainer in Section I(A) or I(B)(1), as applicable that, absent the Non-Employee Director’s Election, would have otherwise been payable under this

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Program (as in effect on the Issue Date) to the Non-Employee Director for the applicable Service Year by (ii) the Elective Option’s Black-Scholes Value (as defined below) on the Issue Date, rounded to the nearest whole Share.

3. Withdrawal and Service. A Non-Employee Director may withdraw his or her Election at any time prior to the Election Deadline for a given Service Year, and thereafter, any Elections delivered to the Company and not previously withdrawn will become irrevocable with respect to the Service Year. Notwithstanding anything in this Section I(D) or any Election to the contrary, if a Non-Employee Director is not serving as a Non-Employee Director on the Issue Date or if the grant of an Elective Option described in this Section I(D) is otherwise prohibited under applicable laws, exchange listing rules or the terms of the Equity Plan, the Non-Employee Director’s annual retainer, to the extent earned, shall be paid in cash under and subject to the terms of Section I(A) or I(B)(II), as applicable. A Non-Employee Director whose service as a Non-Employee Director on the Board commences during a given Service Year shall not be eligible to make an Election under this Program until the first Election Deadline that occurs following the date such Non-Employee Director commences service as a Non-Employee Director on the Board.

4. Black-Scholes Value. For purposes of this Section I(D), “Black-Scholes Value” means, with respect to an Elective Option, the per share fair value of the Elective Option determined as of the applicable Issue Date using the Black-Scholes or other option pricing model that the Company most recently applied when valuing grants of options with service-based vesting conditions for purposes of preparing its (audited or unaudited) consolidated financial statements that have been filed with the Securities Exchange Commission and using as inputs to such model (i) the simple average of the closing trading prices of a Share on each trading day occurring during the month of June that immediately precedes the Issue Date and (ii) such other assumptions as shall be determined by the Company’s Chief Accounting Officer on or before the Issue Date.

II. Equity Compensation

Non-Employee Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Equity Plan and shall be granted subject to award agreements, including attached exhibits, in substantially the form previously approved by the Board. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in Sections II(A) and II(B) shall be subject to adjustment as provided in the Equity Plan, including without limitation with respect to any stock dividend, stock split, reverse stock split or other similar event affecting the Company’s common stock that is effected prior to the Effective Date.

A. Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive an option to purchase 120,000 shares of the Company’s common stock on the date of such initial election or appointment. The awards described in this Section II(A) shall be referred to as “Initial Awards.” No Non-Employee Director shall be granted more than one Initial Award.

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B. Subsequent Awards. A Non-Employee Director who (i) has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s stockholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be automatically granted an option to purchase 60,000 Shares on the date of such annual meeting. The awards described in this Section II(B) shall be referred to as “Subsequent Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s stockholders shall only receive an Initial Award in connection with such election, and shall not receive any Subsequent Award on the date of such meeting as well.

C. Termination of Service of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section II(A) above, but to the extent that they are otherwise entitled, will receive, after termination from service with the Company and any parent or subsidiary of the Company, Subsequent Awards as described in Section II(B) above.

D. Terms of Awards Granted to Non-Employee Directors

1. Exercise Price. The per share exercise price of each option granted to a Non-Employee Director shall equal the Fair Market Value (as defined in the Equity Plan) of a Share on the date the option is granted.

2. Vesting. Each Initial Award shall vest and become exercisable in four substantially equal annual installments following the date of grant, such that the Initial Award shall be fully vested on the fourth anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date. Each Subsequent Award shall vest and become exercisable on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s stockholders occurring after the date of grant, in either case subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through the applicable vesting date. Each Elective Option shall vest and become exercisable in four equal quarterly installments occurring on each October 1, January 1, April 1 and July 1 following the Issue Date, provided that if the next annual meeting of the Company’s stockholders after the Issue Date occurs before the first anniversary of the Issue Date, the final quarterly vesting installment will vest on the day immediately prior to the date of such annual meeting, in each case, subject to the Non-Employee Director continuing in service on the Board as a Non-Employee Director through the applicable vesting date. Unless the Board otherwise determines, any portion of an Elective Option, Initial Award or Subsequent Award which is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested and exercisable. All of a Non-Employee Director’s Elective Options, Initial Awards and Subsequent Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

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3. Term. The maximum term of each stock option granted to a Non-Employee Director hereunder shall be ten (10) years from the date the option is granted.

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